SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                           FORM 8-K

                        CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934


                         June 23, 1994
       --------------------------------------------------
       (Date of Report [Date of earliest event reported])



                      THE ASK GROUP, INC.
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)




          Delaware          0-10625          94-2250034
        ------------------------------------------------------
        (State or other   (Commission      (I.R.S. Employer
         jurisdiction of   File Number)     Identification No.)
          incorporation)


          2880 Scott Boulevard, Santa Clara, CA  95052-8013
      --------------------------------------------------------
      (Address of principal executive office)        (Zip Code)

                         (408) 562-8800
          ---------------------------------------------
          (Registrant's telephone, including area code)


                         Not Applicable
     -------------------------------------------------------------
     (Former name or former address, if changed since last report)



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Item 1  Changes in Control of Registrant.
        ---------------------------------

(a) Pursuant to a definitive Agreement and Plan of Merger dated as of May 18, 1994 (the "Merger Agreement") among The ASK Group, Inc. ("Registrant"), Computer Associates International, Inc. ("CA") and Speedbird Merge, Inc. ("Speedbird"), a wholly owned subsidiary of CA, on May 25, 1994, Speedbird commenced a tender offer for all of the outstanding shares of common stock of the Registrant at a price of $13.25 in cash, which tender offer expired at 12:00 midnight (New York City time) on June 22, 1994. On June 23, 1994, Speedbird accepted for payment approximately 23.2 million shares of common stock of the Registrant validly tendered in the offer. Such 23.2 million shares of common stock represented approximately 94% of the outstanding shares on a fully diluted basis. Cash used to finance the purchase of the Registrant's common stock in the offer came from CA's general corporate funds and from borrowing under a Credit Agreement dated as of June 21, 1994, between CA, the banks and other financial institutions party thereto and Credit Suisse, as agent.

Pursuant to the Merger Agreement, on June 23, 1994, the directors of the Registrant resigned and were replaced by individuals designated by Speedbird.

(b) The pending merger of the Registrant and Speedbird will become effective as soon as reasonably practicable after the satisfaction of the conditions set forth in, and subject to the terms of, the Merger Agreement (including, without limitation, the resolution of certain matters, and the expiration of applicable notice periods, under certain of the Registrant's stock option plans). Once the pending merger becomes effective, the Registrant will become a wholly owned subsidiary of CA.

Item 7  Financial Statements and Exhibits.
        ----------------------------------

(a)  Not applicable.
(b)  Not applicable.

(c)  Exhibits.

1. Agreement and Plan of Merger dated as of May 18, 1994 among the Registrant, CA and Speedbird previously filed as an Exhibit to CA's Schedule 14D-1/13D filed May 25, 1994 (File
005-34725) and incorporated herein by reference.



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






                           SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.






                       The ASK Group, Inc.




                   By: /s/Sanjay Kumar
                       ----------------------
                            Sanjay Kumar
                             President










Date:  July 1, 1994





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